Exhibit 10.61
PARTIAL RELEASE AND FIRST AMENDMENT
TO MANAGEMENT AGREEMENT
     This PARTIAL RELEASE AND FIRST AMENDMENT TO MANAGEMENT AGREEMENT is entered into and effective as of the 30th day of June, 2005 (the “Release and First Amendment”) by and between TANDEM REGIONAL MANAGEMENT OF OHIO, INC., an Ohio corporation (“Manager”), and ARCADIA NURSING CENTER, INC., an Ohio corporation, d/b/a Arcadia Nursing Center, and HEALTH CARE INDUSTRIES COMPANY, an Ohio corporation, and its affiliates (collectively, the “Owner”). Manager and Owner shall be referred to herein individually as a “Party” and collectively as the “Parties.”
     WHEREAS, the Parties entered into a Management Agreement dated June 9, 2003 (the “Agreement”) whereby Owner retained Manager to manage that certain nursing facility known as Arcadia Nursing Center located in Coolville, Ohio (the “Facility”).
     WHEREAS, the Agreement grants Manager certain exclusive rights, interests, privileges, and other benefits with respect to the Facility, including but not limited to, the exclusive right to enter into a lease agreement with Owner for the Facility at any time prior to December 31, 2005, and a right of first refusal to lease and/or purchase the Facility at any time during the term of the Agreement.
     WHEREAS, Owner has been presented with an unsolicited business proposal (the “Proposal”) that may involve relocating beds, new construction, reorganizing and restructuring the operations of the Facility with the operations of that certain nursing facility known as Hickory Creek Nursing Center located in The Plains, Ohio, which is owned by Hickory Creek of Athens, Inc. d/b/a Hickory Creek Nursing Center and Health Care Industries Company, and managed by Manager pursuant to that certain Management Agreement dated June 9, 2003. Owner has presented the Proposal to Manager and Manager has declined to participate whatsoever (as a partner, investor or lessee) in the Proposal.
     WHEREAS, Upon Owner’s execution of the Proposal, Manager agrees to release and suspend, upon the terms and conditions of this Release and First Amendment, certain rights, interests, privileges, and other benefits as granted to Manager pursuant to the Agreement. Manager’s release will enable Owner to fully pursue the Proposal without any liability whatsoever to Manager therefore.
     WHEREAS, in connection with Manager’s release, the Parties desire to amend and modify the terms of the Agreement upon the terms and conditions set forth in this Release and First Amendment.
     WHEREAS, any capitalized terms not defined herein shall have the same meaning associated to them as in the Agreement.

     WHEREAS, the Parties acknowledge and agree that the Agreement, to the extent not amended or modified in this Release and First Amendment, shall remain in full force and effect.
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt of which is sufficiently acknowledged, the Parties agree as follows:
     1. Incorporation of Recitals. The above-written recitals shall be fully incorporated into this Release and First Amendment by this reference as if fully rewritten herein.
     2. Release of Rights. Upon Owner’s execution of the Proposal, Manager hereby releases and suspends the following exclusive rights, interests, privileges, and other benefits, as such rights, interests, privileges, or other benefits are granted to or conferred upon Manager pursuant to the Agreement:
          2.1 Right to Renew Initial Term of Agreement. Manager hereby releases and suspends any and all rights, interests, privileges, and other benefits to renew, extend, or modify the Initial Term of the Agreement. Manager and Owner acknowledge and agree that, unless terminated as otherwise provided in the Agreement, the Initial Term shall end and the Agreement shall terminate no later than June 30, 2006.
          2.2 Option to Lease the Facility. Manager hereby releases and suspends any and all rights, interests, privileges or other benefits to enter into a lease agreement with Owner for the Facility at any time prior to December 31, 2005.
          2.3 Right of First Refusal. Manager hereby releases and suspends any and all rights of first refusal, interests, privileges, or other benefits to lease and/or purchase the Facility, if, during the Initial Term of the Agreement, Owner receives an offer to lease and/or purchase the Facility from any third party.
     3. Amendments to Agreement. During the time that the Proposal is effective, the Agreement shall be amended and modified as follows: (i) Section 4.02, Renewal Term(s) shall be deleted in its entirety; (ii) Section 4.03, Lease of Facility shall be deleted in its entirety; and (iii) Section 4.04, Option to Lease and Purchase/First Refusal Rights shall be deleted in its entirety. However, should Owner not consummate the terms of the Proposal, then this Partial Release and First Amendment shall be void and all rights of Manager under the Agreement shall automatically be reinstated.
     4. Complete Agreement. This Release and First Amendment and the Agreement constitute the sole agreement of the Parties and supersedes any prior written understandings or written or oral agreements between the Parties with respect to the subject matter of this Release and First Amendment and the Agreement.

     5. Terms of Agreement Not Affected. All other terms and conditions of the Agreement not supplemented or modified by this Release and First Amendment are ratified by the Parties and shall remain in full force and effect.
     6. Counterpart Execution; Facsimile Execution. This Release and First Amendment may be executed in any number of counterparts with the same effect as if the Parties hereto had signed the same document. All counterparts will be construed together and shall constitute one (1) agreement. Signatures transmitted via facsimile shall have the same effect as original signatures.
     7. Governing Law. This Release and First Amendment shall be governed by and construed in accordance with the laws of the State of Ohio, exclusive of any conflict of law provisions.
     8. Delivery of Documents Upon Termination of Agreement. Upon the termination of the Agreement, Manager shall execute and deliver to Owner any and all documents, including, but not limited to, a termination of management agreement and/or operations transfer agreement, that are necessary to effectuate the termination of the Agreement and to effectively and efficiently transfer the operations of the Facility to Owner or its designee. Any such agreement shall be in a form reasonably acceptable to Manager and Owner.
     IN WITNESS WHEREOF, this Release and First Amendment has been executed as of the date first written above.

OWNER: ARCADIA NURSING CENTER, INC., an Ohio corporation, d/b/a Arcadia Nursing Center
By:	/s/ Rosalyn Semelsberger
Rosalyn Semelsberger, President

HEALTH CARE INDUSTRIES COMPANY, an Ohio corporation, on behalf of itself and its affiliates
By:	/s/ Rosalyn Semelsberger
Rosalyn Semelsberger, President

MANAGER: TANDEM REGIONAL MANAGEMENT OF OHIO, INC., an Ohio corporation
By:	/s/ Joseph E. Conte
Joseph E. Conte, President

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